SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             THE QUIGLEY CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                     Nevada
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   23-2577138
--------------------------------------------------------------------------------
                      (I.R.S. employer identification no.)

           10 South Clinton Street, PO Box 1349, Doylestown, PA 18901
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                             1997 STOCK OPTION PLAN
--------------------------------------------------------------------------------
                            (Full title of the plan)

                                   Guy Quigley
                      President and Chief Executive Officer
                             The Quigley Corporation
                             10 South Clinton Street
                                  P.O. Box 1349
                              Doylestown, PA 18901
                     (Name and address of agent for service)

                                 (215) 345-0919
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
                                                Proposed       Proposed
     Title of                                   maximum        maximum
    securities             Amount               offering      aggregate      Amount of
       to be               to be               price per       offering    registration
    registered           registered              share          price           fee
------------------------------------------------------------------------------------------
Common Stock,
$.0005 par value
per share          1,500,000 Shares(1)(2)      $8.515(2)      $12,772,500    $3,767.89
==========================================================================================


(1) Represents an aggregate of 1,500,000 shares of Common Stock issuable by the Registrant pursuant to the 1997 Stock Option Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Act"), this Registration Statement also registers such number of additional shares of Common Stock that may be offered or issued pursuant to the 1997 Stock Option Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Represents an aggregate of 550,500 shares of Common Stock with respect to which options have been granted under the Employee Plan at a weighted average exercise price of $9.68 per share. Pursuant to Rule 457(h) under the Securities Act, the offering price for the additional 949,500 shares of Common Stock which may be issued under the 1997 Stock Option Plan is estimated solely for the purpose of determining the registration fee and is based on $7.84, the per share average of high and low sale prices of the Common Stock as reported by the Nasdaq National Market ("Nasdaq") for trading on August 7, 1998.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                EXPLANATORY NOTE

         The information called for by Part I of this Registration Statement on Form S-8 (the "Registration Statement") is included in the description of The Quigley Corporation 1997 Stock Option Plan (the "Stock Option Plan") to be delivered to persons eligible to participate in the Stock Option Plan. Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Registration Statement. However, included herein is a Prospectus to be used in connection with certain reoffers and resales of shares of common stock, par value $.0005 per share, of The Quigley Corporation acquired pursuant to the Stock Option Plan. Such Prospectus has been prepared in accordance with the requirements of Form S-3 pursuant to General Instruction C of Form S-8.

PROSPECTUS

                                1,500,000 SHARES

                             THE QUIGLEY CORPORATION
                         Common Stock ($.0005 par value)

         This Prospectus relates to the reoffer and resale by certain selling stockholders (the "Selling Stockholders") of The Quigley Corporation (the "Company") of up to 1,500,000 shares (the "Shares") of Common Stock, par value $.0005 per share, of the Company (the "Common Stock") pursuant to The Quigley Corporation 1997 Stock Option Plan (the "Stock Option Plan").

         The offer and sale of the Shares to the Selling Stockholders were previously registered under the Securities Act of 1933, as amended (the "Securities Act"). The Shares are being reoffered and resold for the accounts of the Selling Stockholders and the Company will not receive any of the proceeds from the resale of the Shares.

         Sales by the Selling Stockholders may be effected from time to time in one or more transactions in the over the counter market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders.

         The Common Stock of the Company is traded on the Nasdaq National Market ("Nasdaq") under the symbol "QGLY." On August 7, 1998, the closing price for the Common Stock, as reported by Nasdaq was $7.97. Prospective acquirors of Shares are urged to obtain a current price quotation.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          CERTAIN MATTERS DISCUSSED IN THIS REGISTRATION STATEMENT ARE
            FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND
             UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER
                        MATERIALLY FROM THOSE PROJECTED.

                The date of this Prospectus is August ___, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company (symbol: QGLY) can be inspected and copied at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006, on which the Common Stock of the Company is listed. Such material may also be accessed electronically by means of the Commission's home page on the internet at http//www.sec.gov.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION........................................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................3

RISK FACTORS.................................................................4

THE COMPANY.................................................................10

USE OF PROCEEDS.............................................................10

TRANSFER AGENT AND REGISTRAR................................................10

SELLING STOCKHOLDERS........................................................11

PLAN OF DISTRIBUTION........................................................13

LEGAL MATTERS...............................................................14

EXPERTS  ...................................................................14

CHANGE OF ACCOUNTANTS.......................................................14

ADDITIONAL INFORMATION......................................................15

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, and Current Report on Form 8-K dated January 9, 1998 are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The Company's  Application  for  Registration of its Common Stock under
Section 12(b) of the Exchange Act filed on October 25, 1996 is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this Prospectus modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to P.O. Box 1349, Doylestown, PA 18901, Attention: George J. Longo. Oral requests should be directed to such officer (telephone number (215) 345-0919).

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN, AND EFFECTING THE BUSINESS OF, THE COMPANY BEFORE MAKING AN INVESTMENT DECISION.

         DEPENDENCE UPON SALES OF PRINCIPAL PRODUCT. The Company's future performance will depend, almost entirely, on the continued customer acceptance of the Company's principal product, Cold-Eeze(R). For the year ended December 31, 1997 and the six months ended June 30, 1998, substantially all of the Company's revenues have been generated by sales of Cold-Eeze(R) or product extensions of Cold- Eeze(R). The Company anticipates that substantially all of its revenues for the foreseeable future will be generated by sales of Cold-Eeze(R), both overseas and in the U.S. There can be no assurance that the Company's Cold-Eeze(R) products will continue to receive market acceptance. The inability to successfully commercialize Cold-Eeze(R), for any reason, would have a material adverse effect on the Company's financial condition, prospects, and ability to continue operations.

         GOVERNMENT REGULATION. The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's cold-relief products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. In particular, the FDA regulates the safety, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, over-the-counter and prescription drugs and cosmetics. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of vitamins, over-the-counter drugs, cosmetics and foods.

         Since the Company does not engage in the manufacturing process of its cold-relief products, it is not subject to many of these regulations. In addition, the Company's cold-relief product is a homeopathic remedy which is regulated by the Homeopathic Pharmacopoeia of the United States ("HPUS"). HPUS sets the standards for source, composition and preparation of homeopathic remedies which are officially recognized in the Federal Food, Drug and Cosmetics Act of 1938.

         The Company's business is also regulated by various agencies of the states and localities in which the Company's products are sold and governmental regulations in foreign countries where the Company plans to commence or expand sales may prevent or delay entry into a market or prevent or delay the introduction, or require the reformulation, of certain of the Company's products.

         In addition, the Company cannot predict whether new domestic or foreign legislation regulating its activities will be enacted. Such new legislation could have a material adverse effect on the Company. Failure to comply with any applicable requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, fines, product recalls and seizures.

         COMPETITION. Management of the Company believes that the Company's cold-relief product, which has been clinically proven to reduce the severity and duration of the common cold symptoms, offers a significant advantage over other suppliers in the over-the-counter cold remedy market. Competition consists of numerous suppliers of cold remedy products. This market is highly competitive, and some companies with which the Company competes are substantially larger and have significantly greater resources than the Company. The Company believes that its ability to compete depends on a number of factors, including price, product quality, availability and reliability and name recognition. There can be no assurance that the Company will be able to compete successfully in the future.

         MANAGING GROWTH. The Company has recently experienced a period of rapid growth and expansion which has placed, and could continue to place, a significant strain on the Company's management, customer service and support operations, sales and administrative personnel and other resources. The Company's ability to manage its planned growth requires the Company to continue to expand its operating, management, information and financial systems, all of which may increase its operating expenses. If the Company fails to achieve its growth as planned or is unsuccessful in managing its anticipated growth, there could be a material adverse effect on the Company. In addition, the loss of a significant customer or a number of customers, or a significant reduction in purchase volume by or financial difficulty of such customers, for any reason, could have a material adverse effect on the Company.

         DEPENDENCE ON KEY PERSONNEL. The Company's future success depends in large part on the continued service of its key personnel. In particular, the loss of the services of Guy Quigley, its Chairman of the Board, President and Chief Executive Officer could have a material adverse effect on the operations of the Company. The Company has an employment agreement with Mr. Quigley which expires on May 31, 2005. The Company's future success and growth also depends on its ability to continue to attract, motivate and retain highly qualified employees. There can be no assurance that the Company will be able to attract, motivate and retain such persons.

         DEPENDENCE ON THIRD-PARTY MANUFACTURING AND SUPPLIER. The Company does not own or lease any manufacturing facilities, does not manufacture the Cold-Eeze(R) product or any of its ingredients, and purchases all ingredients from a single unaffiliated supplier. The Company has entered into a contract with a single manufacturer to supply its zinc gluconate products. Should this relationship terminate, the Company believes that the contingency plans which it has formulated would prevent such termination from materially affecting the Company's operations. Any such termination may, however, result in a temporary delay in production until a replacement facility with available production time is located. In addition, the terms on which suppliers and manufacturers will be available could have a material effect on the success of the Company.

         UNCERTAINTY OF PATENT PROTECTION; UNCERTAINTY OF PROTECTION OF PROPRIETARY TECHNOLOGY. The strength of the Company's patent position may play an important role in its long-term success. The Company currently owns no patents. However, the Company has been granted an exclusive agreement for worldwide representation, manufacturing, marketing and distribution rights to a zinc/gluconate/glycine lozenge formulation developed by Dr. John C. Godfrey, Ph.D. The zinc/gluconate/glycine lozenge formulation developed by Dr. John C. Godfrey, Ph.D has been patented in the United States, Germany, France, Italy, Sweden, Canada and Great Britain and a patent is pending in Japan. The Company also has an exclusive license from George Eby Research for a United States use patent for zinc gluconate. There can be no assurance that these patents will be effective to protect the Company's product from duplication by others. In addition, there can be no assurance that the Company or the patent holder will be able to afford the expense of any litigation which may be necessary to enforce its rights under any patent. Moreover, although the Company believes that its product does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has or may occur. In the event that the Company's product is determined to infringe upon the patents or proprietary rights of others, the Company could be required to modify its product or obtain an additional license for the manufacture and/or sale of the product, or could be prohibited from selling the product. There can be no assurance that, in such an event, the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon the Company. Furthermore, there can be no assurance that the Company or the patent holders will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if the Company's product is deemed to infringe upon the patents or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could also have a material adverse effect on the Company.

         The Company also relies substantially upon its proprietary technologies, utilizing non-disclosure agreements with its employees, suppliers, consultants and customers to establish and protect the ideas, concepts and documentation of its proprietary technology and know-how. Such methods, however, may not afford complete protection, and there can be no assurance that third parties will not independently develop such know-how or obtain access to the Company's know-how, ideas, concepts and documentation, which could have a material adverse effect on the Company.

         SEASONALITY OF BUSINESS; QUARTERLY FLUCTUATIONS. A substantial portion of the Company's business is highly seasonal, causing significant variations in operating results from quarter to quarter. The consumer market for the Company's cold-relief products tends to be highly seasonal. It is anticipated that a major portion of the Company's revenues will come in the first and fourth quarters since the primary cold season is from September to March. There can be no assurance that the Company can maintain sufficient flexibility with respect to its working capital needs and its ability to manufacture products to be able to minimize the adverse effects of an unanticipated shortfall in or greater than expected demand for its products. Failure to predict accurately and respond to consumer demand may cause the Company to produce excess inventory. Conversely, if the product achieves greater success than anticipated for any given quarter, the Company may not have sufficient inventory to meet customer demand.

         POTENTIAL PRODUCT LIABILITY EXPOSURE. The Company's business exposes it to an inherent risk of potential product liability claims, including claims for serious bodily injury or death, which could lead to substantial damage awards. The Company currently maintains product liability and excess liability insurance in the amount of and with a maximum payout of $61 million. A successful claim brought against the Company in excess of, or outside of, its insurance coverage could have a material adverse effect on the Company's results of operations and financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the consumer demand for the Company's products.

         CONTROL BY PRINCIPAL STOCKHOLDER. Guy Quigley, the Chairman of the Board and President of the Company, through his beneficial ownership has the power to vote approximately 26.4% of the Common Stock. Mr. Quigley and the other executive officers and directors of the Company collectively beneficially own approximately 39.0% of the Company's Stock. These individuals have significant influence over the outcome of all matters submitted to stockholders for approval, including election of directors of the Company, thereby enabling them to control all major decisions of the Company. In addition, such concentration of ownership may have the effect of preventing a change of control of the Company.

         VOLATILITY OF THE COMPANY'S COMMON STOCK PRICES. The market price of the Company's Common Stock has experienced significant volatility, with per share bids ranging from a low of approximately $6.25 to a high of approximately $23.00 (after giving effect to a 2 for 1 stock split) over the twelve month period from August 1, 1997 to July 31, 1998. Announcements of technological innovations for new commercial products of the Company or its competitors, developments concerning propriety rights or governmental regulation or general conditions in the market for the Company's cold-relief products may have a significant effect on the Company's business and on the market price of the Company's securities. Sales of a substantial number of shares by existing security holders could also have an adverse effect on the market price of the Company's securities. In particular, the Company believes that its recent authorization to repurchase up to 750,000 shares of its currently outstanding Common Stock may cause increased volatility of its stock price in the short-term.

         SHARES ELIGIBLE FOR FUTURE SALE. The sale, or availability for sale, of substantial amounts of Common Stock in the public market pursuant to Rule 144 or otherwise could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

         NO CASH DIVIDENDS. The Company has not paid cash dividends on its Common Stock since its inception. The Company currently intends to retain earnings, if any, for use in the business and does not anticipate paying any dividends to its stockholders.

         RIGHTS OF COMMON STOCK SUBORDINATE TO PREFERRED STOCK. The Articles of Incorporation of the Company authorizes the issuance of a maximum of 1,000,000 shares of preferred stock, par value $.001 per share. No shares of preferred stock are currently outstanding. If shares of preferred stock are issued in the future, the terms of a series of preferred stock may be set by the Company's Board of Directors without approval by the holders of the Common Stock of the Company. Such terms could include, among others, preferences as to dividends and distributions on liquidation as well as separate class voting rights. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

         BARRIERS TO TAKEOVER. The Company's Articles of Incorporation and By-Laws contain certain provisions which may deter, discourage, or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions include an unusually large number of authorized common shares (50,000,000) and the prohibition of cumulative voting. In addition, the future issuance of preferred stock by the Company could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interest as the offer might include a premium over the market price of the Company's capital stock at the time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some stockholders may want it to make if dissatisfied with the conduct of the Company's business.

         LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS. Section 78.751 of the Nevada General Corporation Law ("NGCL") allows the Company to indemnify any person who is or was made a party to, or is or was threatened to be made a party to, any pending, completed, or threatened action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The NGCL permits the Company to advance expenses to an indemnified party in connection with defending any such proceeding, upon receipt of an undertaking by the indemnified party to repay those amounts if it is later determined that the party is not entitled to indemnification.

         The foregoing provisions may reduce the likelihood of derivative litigation against directors and officers and discourage or deter stockholders from suing directors or officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, to the extent that the Company expends funds to indemnify directors and officers, funds will be unavailable for operational purposes.

                                   THE COMPANY

         The Quigley Corporation (the "Company") is a Nevada corporation which was organized on August 24, 1989 and commenced business operations in October 1989.

         The Company's initial business was the marketing and distribution of a line of nutritious health supplements called Nutri-Bars. Since June 1996, the Company has concentrated its business operations exclusively on the manufacturing, marketing and development of its proprietary Cold-Eeze(R) and Cold-Eezer Plus cold- remedy lozenge products and on development of various product extensions. The Company's lozenge products are based upon a proprietary zinc gluconate glycine formula, which in a clinical study conducted by The Cleveland Clinic, has been shown to reduce the severity and duration of the common cold symptoms. The Quigley Corporation acquired world-wide manufacturing and distribution rights to this formulation in 1992 from Dr. John Godfrey and commenced national marketing in 1996. The Company markets its Cold-Eeze(R) products through manufacturer's representatives, network marketing, commercial dealerships and other sources of marketing and promotion including television direct marketing. Since its inception, the Company has conducted research and development into various types of health-related food supplements and homeopathic cold remedies.

         The Company's principal office is located at the Landmark Building, 10 South Clinton Street, Doylestown, PA (and its alternative mailing address is P.O. Box 1349, Doylestown, PA 18901). The telephone number is (215) 345-0919.

                                 USE OF PROCEEDS

         This Prospectus relates to the reoffer and resale of Shares issuable to the Selling Stockholders pursuant to the Stock Option Plan. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company may, however, receive the exercise price of the options held by the Selling Stockholders, if and when exercised. Such proceeds will be used by the Company for working capital and other corporate purposes.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

                              SELLING STOCKHOLDERS

         This Prospectus relates to the offer and sale by the Selling Stockholders of up to 1,500,000 Shares issued under the Stock Option Plan to the Selling Stockholders. This Prospectus also relates to such indeterminate number of additional shares of Common stock that may be acquired by the Selling Stockholders as a result of the antidilution provisions of the Stock Option Plan. To the extent required, additional information regarding the identity of the Selling Stockholders and certain other information relating to the Selling Stockholders will be provided by supplement to this Prospectus.

         The following table sets forth (i) the number of shares of Common Stock beneficially owned by each Selling Stockholder prior to the Offering, (ii) the number of Shares of Common Stock being offered for resale by each Selling Stockholder and (iii) the number and percentage of shares of Common Stock that each Selling Stockholder will beneficially own after completion of the Offering. Except as set forth below, none of the Selling Stockholders has had a material relationship with the Company during the past three years.



                                           No. of Shares
                                          of Common Stock          No. of
                                         Beneficially Owned        Shares            Shares Beneficially Owned
       NAME                              Prior to Offering       OFFERED (1)              After Offering (2)
------------------                     ----------------------    -----------    ----------------------------------
Guy J. Quigley (3)....................        3,921,854(4)           100,000           3,821,854          25.9%

Charles A. Phillips (5)...............        1,592,992(6)           100,000           1,492,992          10.5%

Eric H. Kaytes (7)....................          502,992(8)           100,000             402,992           2.9%

George J. Longo (9) ..................          250,000(10)          125,000             125,000            *

Gurney P. Sloan (11) .................           10,500(12)           10,000                 500            *

Jacqueline F. Lewis (13)..............           10,000(14)           10,000                   0            *


         * Less than 1%.

-----------------

(1) Consists solely of Common Stock issuable to the Selling Stockholders upon the exercise of currently exercisable options.

(2) Assumes that all Common Stock offered by the Selling Stockholders is sold and that no other shares of Common Stock owned by the Selling Stockholders are sold.

(3) Mr. Quigley is the Chairman of the Board, President and Chief Executive Officer of the Company.

(4) Includes 815,000 shares of Common Stock issuable to Mr. Quigley upon the exercise of currently exercisable warrants and options and 800,000 shares directly owned by Mr. Quigley's wife and son.

(5) Mr. Phillips is the Vice President, Chief Operating Officer and a Director of the Company.

(6) Includes 710,000 shares of Common Stock issuable to Mr. Phillips upon the exercise of currently exercisable warrants and options and 10,000 shares directly owned by Mr. Phillip's wife.

(7) Mr. Kaytes is the Vice President, Secretary, Treasurer and a Director of the Company.

(8) Includes 270,000 shares of Common Stock issuable to Mr. Kaytes upon the exercise of currently exercisable warrants and options.

(9) Mr. Longo is the Vice President, Chief Financial Officer and a Director of the Company.

(10) Represents 250,000 shares of Common Stock issuable to Mr. Longo upon the exercise of currently exercisable warrants and options.

(11)     Mr. Sloan is a Director of the Company.

(12) Includes 10,000 shares of Common Stock issuable to Mr. Sloan upon the exercise of currently exercisable options.

(13)     Ms. Lewis is a Director of the Company.

(14) Represents 10,000 shares of Common Stock issuable to Ms. Lewis upon the exercise of currently exercisable options.

  There is no assurance that the Selling Stockholders will exercise the options to purchase Common Stock from the Company or that any such Selling Stockholder will otherwise opt to sell any of the Shares offered hereby.

  The Shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the Selling Stockholders are first required to contact the Company's Corporate Secretary to confirm that this Prospectus is in effect. The Company intends to distribute to each Selling Stockholder a letter setting forth the procedures whereby such Selling Stockholder may use the Prospectus to sell the shares and under what conditions the Prospectus may not be used. The Selling Stockholders expect to sell the Shares at prices then attainable, less ordinary brokers' commissions and dealers' discounts as applicable.

  The Selling Stockholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Common Stock offered hereby, and any profits realized by the Selling Stockholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Stockholders are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Stockholders or the Company that the Selling Stockholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

                              PLAN OF DISTRIBUTION

  This Prospectus covers the resale of up to 1,500,000 Shares of the Company's Common Stock issuable under the Stock Option Plan. The Selling Stockholders may sell the Shares offered hereby from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices and terms.

  From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of customer agreements with their respective brokers. Upon a default by the Selling Stockholders, such brokers may offer and sell the pledged Shares.

  This Prospectus also may be used, with the Company's consent, by donees or other transferees of the Selling Stockholders, or by other persons acquiring the Common Stock under circumstances requiring or making desirable the use of this Prospectus for the offer and sale of such shares.

  Such transactions may be effected by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling
Stockholders   and  any   broker-dealers   that  participate  with  the  Selling
Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders will pay any transaction costs associated with effecting any sales that occur.

  Any broker-dealer acquiring Common Stock offered hereby may sell such securities either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on Nasdaq, at prices related to such prevailing market prices or at negotiated prices and terms to its customers or a combination of such methods. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of Regulation M, which may limit the timing of the purchases and sales of shares of Common Stock by the Selling Stockholders.

  In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 instead of under this Prospectus.

  The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Stockholders.

                                  LEGAL MATTERS

  Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Messrs. Olshan Grundman Frome & Rosenzweig LLP, New York, New York.


                                     EXPERTS

  The financial statements as of September 30, 1996 and December 31, 1996, for the year ended September 30, 1996 and for the interim period ended December 31, 1996, incorporated by reference in this prospectus and elsewhere in this Registration Statement have been audited by Nachum Blumenfrucht CPA, independent public accountant, as indicated in his report with respect thereto, and are included herein in reliance upon the authority of Mr. Blumenfrucht as an expert in giving said report.

  The financial statements of The Quigley Corporation included in the report on Form 10-KSB of the Company for the fiscal year ended December 31, 1997 referred to above have been audited by PricewaterhouseCoopers LLP, successor to Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated February 20, 1998, accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

  Any financial statements and schedules hereinafter incorporated by reference in the registration statement of which this prospectus is part that have been audited and are subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                              CHANGE OF ACCOUNTANTS

  On January 29, 1997, the Company determined to change accountants to Coopers & Lybrand L.L.P. The Company's prior auditor, Nachum Blumenfrucht, CPA resigned and on the same date, the Company engaged Coopers & Lybrand, L.L.P., to audit its financial statements. The decision to change accountants was made with the approval of the Company's Board of Directors and was a result of the dramatic expansion of business operations since the close of the fiscal year ended September 30, 1996 and the interim period ended December 31, 1996.

  The Company believes, and has been advised by Nachum Blumenfrucht that he concurs in such belief, that, the Company and Mr. Blumenfrucht did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Mr. Blumenfrucht, would have caused him to make reference in connection with his report on the Company's financial statements to the subject matter of the disagreement.

  No report of Mr. Blumenfrucht on the Company's financial statements for either of the past two fiscal years contained an adverse opinion, a disclaimer or opinion or a qualification (other than a going concern qualification) or was modified as to uncertainty, audit scope or accounting principles. During such fiscal periods, there were no "reportable events" within the meaning of Item 304(a)(1) of Regulation S-K promulgated under the Securities Act.

                             ADDITIONAL INFORMATION

  The Company has also filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

         The  following   documents  filed  by  The  Quigley   Corporation  (the
"Company") with the Securities and Exchange Commission are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

         2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

         3. The Company's Current Report on Form 8-K dated January 9, 1998.

         4. The description of the Company's Common Stock, $.0005 par value (the "Common Stock"), in the Company's Registration Statement on Form 8-A filed October 25, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this Prospectus modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

ITEM 4.           DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.           INTEREST OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's By-laws authorize indemnification of directors and officers as follows:

               ARTICLE V - INDEMNIFICATION OF OFFICERS, DIRECTORS,
                              EMPLOYEES AND AGENTS

  Section 1. The corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  Section 2. No officer, director or shareholder may become surety on behalf of the corporation for any of its obligations under any circumstances whatsoever.

  See Item 9(e) below for information regarding the position of the Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

  Section 78.751 of the Nevada General Corporation Law provides as follows:

         "(1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense.

         (4) Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a)      By the shareholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         (5) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         (6) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in other capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.           EXHIBITS

         EXHIBIT INDEX

      EXHIBIT

        4.1 Specimen Certificate of the Company's Common Stock (incorporated by reference to Exhibit 4.1 of the Company's Form 10-KSB dated April 4, 1997).

      * 5.1                Opinion of Olshan Grundman Frome & Rosenzweig LLP.

      * 10.1               The Quigley Corporation 1997 Stock Option Plan.

      * 23.1 Consent of Nachum Blumenfrucht, independent public accountant.

      * 23.2 Consent of PricewaterhouseCoopers LLP, independent accountants.

      * 23.3 Consent of Olshan Grundman Frome & Rosenzweig LLP (included in Exhibit 5.1).

     *  24.1               Power of Attorney (included on the signature page
                           of this Registration Statement).

--------------------
*        Filed herewith

ITEM 9.           UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  a. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

                  b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Doylestown, State of Pennsylvania, on this 12th day of August, 1998.

                                        THE QUIGLEY CORPORATION
                                                 (Registrant)



                                        By:  /S/ GUY J. QUIGLEY
                                                 Guy  J. Quigley
                                                 Chief Executive Officer and
                                                 President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Guy J. Quigley and Charles A. Phillips, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

    SIGNATURE                    TITLE                              DATE
    ---------                    -----                              ----




/S/ Guy J. Quigley            Chairman of the Board,
---------------------------   President, Chief
Guy J. Quigley                Executive Officer
                              (principal executive
                              officer)                       August 12, 1998

/S/ Charles A. Phillips       Executive Vice
---------------------------   President, Chief
Charles A. Phillips           Operating Officer and
                              Director                       August 12, 1998

/S/ George J. Longo           Vice President, Chief
---------------------------   Financial Officer and
George J. Longo               Director (principal
                              financial and accounting
                              officer)                       August 12, 1998

/S/ Eric H. Kaytes            Vice President,
---------------------------   Secretary, Treasurer,
Eric H. Kaytes                and Director                   August 12, 1998

/S/ Gurney P. Sloan, Jr.      Director                       August 12, 1998
---------------------------
Gurney P. Sloan, Jr.


/S/ Jacqueline F. Lewis                                      August 12, 1998
---------------------------   Director
Jacqueline F. Lewis